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                                                                 Exhibit 4(c)(i)

                            LOAN ACCOUNT ENDORSEMENT

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ENDORSEMENT SECTION 1.              GENERAL INFORMATION

1.1   WHAT IS OUR AGREEMENT WITH    Our agreement with you includes this
      YOU?                          endorsement as a part of the contract to
                                    which it is attached. The provisions of the contract apply to this endorsement unless they conflict with the endorsement. If there is a conflict, the endorsement provision will apply. The issue date for this endorsement is the same issue date as the contract to which it is attached.

                                    We promise to provide the benefit described in this endorsement as long as the contract and this endorsement are in force and all the terms and conditions of this endorsement are met.

1.2  WHAT IS THE BENEFIT PROVIDED   This endorsement allows for loans during the
     BY THIS ENDORSEMENT?           accumulation period on your qualified
                                    contract by providing for a loan account.
                                    The maximum loan value (as allowed under state law) is 100% of the surrender value.
                                    However, in order to maintain the qualified status of your contract, loans must meet all requirements described in the attached
                                    403(b) Tax Sheltered Annuity Endorsement.

ENDORSEMENT SECTION 2.              LOAN ACCOUNT

2.1  WHAT IS THE LOAN ACCOUNT?      The loan account is a portion of our general
                                    account to which contract value is
                                    transferred to provide collateral for any loan taken under the contract.

2.2  HOW DO YOU REQUEST A LOAN?     Your loan request must be made in writing to
                                    us at our home office. You must specify the investment option(s) from which the loan will be made.

                                    The appropriate number of accumulation units will be cancelled and any applicable fixed amount(s) will be reduced based on the investment option(s) specified for the loan. Such cancellation and/or reduction will occur as of the end of the valuation period in which we receive instructions regarding the loan. Amounts borrowed will be subject to a market value adjustment, if applicable to the investment option(s) selected. The amount borrowed from such investment option(s) will be transferred to the loan account.

2.3  WHAT IS THE LOAN AMOUNT AND    Your loan amount is equal to any amounts in
     HOW IS INTEREST ACCRUED AND    your loan account, plus any accrued loan
     CREDITED?                      interest. Interest on your loan amount will
                                    accrue at an effective annual rate of 6.50%.

                                    Amounts in the loan account will be credited interest at an effective annual rate determined at our discretion, but not less than 3.00%.

                                    On each contract anniversary and on the
                                    payout date (if not on a contract
                                    anniversary), any difference between the
                                    loan amount and the amount in the loan
                                    account will be transferred pro-rata from
                                    your investment option(s) to the loan
                                    account unless the difference is paid in
                                    cash.
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2.4  DOES THE LOAN AMOUNT NEED TO   Although not required, you may repay the
     BE REPAID?                     loan amount in whole or in part while the
                                    contract is in force. An amount equal to the amount of the loan repayment will be transferred from the loan account to your investment option(s) in the same proportion as the purchase payments are currently allocated, unless you request otherwise.

                                    If your loan amount causes your surrender value to be equal to or less than zero, the contract will be in default. In this case, we will send you a notice of default and tell you what payment is needed to bring your contract out of default. You will have a 60-day grace period from the date of mailing such notice during which to pay the default amount. If the required payment is not paid within the grace period, the contract will terminate without value.

ENDORSEMENT SECTION 3.              EFFECT ON VALUES

3.1  HOW DOES THE LOAN AMOUNT       Your contract value at any time includes the
     AFFECT THE VALUES IN YOUR      value in your loan account.
     CONTRACT?

                                    Any loan amount will be deducted upon:

                                         a.)  full surrender of your contract;

                                         b.)  payment of death benefit proceeds;
                                              and

                                         c.)  selection of an income payout
                                              option.

                                    If the Earnings Enhanced Death Benefit Rider is attached to your contract, earnings (as defined in the rider) will be reduced by any loan amount for purposes of determining the earnings enhanced value.

ENDORSEMENT SECTION 4.              RESTRICTIONS

4.1  ARE THERE ANY RESTRICTIONS     Generally, any loan request will be paid to
     ON PAYMENT OF A LOAN?          you within seven (7) days after we receive
                                    your written request.

                                    Subject to obtaining prior written approval by the commissioner if required by state law, we reserve the right to postpone payment of a loan (or portion of a loan) from any fixed account investment option. Postponement may not exceed six (6) months following receipt of your written request.

                                    To the extent permitted by applicable law, we reserve the right to postpone payment of a loan (or portion of a loan) from the variable account for any period when:

                                         a.)  the New York Stock Exchange is
                                              closed for other than customary
                                              weekend and holiday closing or the
                                              SEC determines that trading on the
                                              exchange is restricted; or

                                         b.)  the SEC issues an order permitting
                                              the postponement for the
                                              protection of owners; or

                                         c.)  the SEC determines that an
                                              emergency exists that makes the
                                              disposal of securities held in the
                                              variable account, or the
                                              determination of their value, not
                                              reasonably practicable.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President